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                                                                   Exhibit 10.29


                                       April 1, 1991


National Medical Care, Inc.
Reservoir Place
1601 Trapelo Road
Waltham, MA 02154


Gentlemen:

     Reference is made to (a) the Employment Agreement between National Medical Care, Inc. ("NMC") and the undersigned, Constantine L. Hampers, M.D. ("Employee"), dated March 17, 1989, as amended December 22, 1989 (the "Old Employment Agreement"), and (b) the Employment Agreement, dated as of April 1, 1991, with W. R. Grace & Co. ("Grace")(the "Grace Agreement").

     The purpose of this letter is to terminate, effective April 1, 1991, the Old Employment Agreement, except as expressly provided herein.

     1. USE OF AUTOMOBILE. NMC will provide Employee, at NMC's sole expense, so long as employee is employed by Grace, or as a consultant to Grace, pursuant to the provisions of the Grace Agreement, an automobile
(including all costs of maintenance and repair thereof) and a driver for use by Employee. Such automobile shall be of a manufacture and model similar to the automobile presently being furnished by NMC to employee pursuant to
Article III(C) of the Old Employment Agreement. Such automobile shall be made available for the exclusive use of Employee and shall be upgraded at such time or times as NMC and Employee shall mutually agree. Upon termination of Employee's employment with Grace or upon termination of his consulting relationship with Grace, Employee may elect at his option to require NMC (a) if the automobile is leased by NMC, to assign to Employee the leasing agreements (or subleasing agreements, as the case may be) covering the automobile, including the right to purchase, if any, under such leasing or subleasing agreements, or (b) if such automobile is owned by NMC, to sell to Employee such automobile at the then net book value as of the end of the month preceding such termination. Employee shall make such election within 30 days following termination of his employment or consultancy, or if later, 30 days after Employee receives written notice from NMC specifying the net book value of the automobile.


     2. MEDICAL COVERAGE. During Employee's employment with Grace and/or continuation of his consulting relationship with Grace pursuant to the provisions of the Grace Agreement, NMC will provide Employee, his spouse and children, comprehensive medical and dental coverage, at no cost to Employee, provided,

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however, that such medical coverage may be terminated as to any child of Employee when such child ceases to be a student (graduate as well as undergraduate) and changes his principal residential address to one that is not the Employee's residential address.


     If you are in agreement with the foregoing, would you please sign the duplicate copy of this letter and return it to the Employee, whereupon this letter shall constitute a binding agreement between NMC and Employee, the Old Employment Agreement will terminate and be of no further force and effect, except as may otherwise be provided in the Grace Agreement.


                                       Very truly yours,


                                       Constantine L. Hampers, M.D.




ACCEPTED AND APPROVED

This 29th day of July, 1991

NATIONAL MEDICAL CARE, INC.

By: ________________________
    President

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